Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated May 18, 2018 (August 24, 2018 as to the effects of the Company’s reincorporation in Delaware as described in Note 1 and Note 15) relating to the financial statements of Ra Medical Systems, Inc. (the “Company”) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the restatement of the 2016 financial statements), appearing in the Prospectus dated September 27, 2018 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Company’s Registration Statement No. 333-226191 on Form S-1.

/s/ DELOITTE & TOUCHE LLP

San Diego, California

October 4, 2018